UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 19, 2007
Kellogg Company
(Exact name of registrant as specified in its charter)

Delaware	1-4171	38-0710690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Kellogg Square
Battle Creek, Michigan 49016-3599
(Address of principal executive offices, including zip code)
(269) 961-2000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated With Exit or Disposal Activities.
Under authority granted by the Board of Directors of Kellogg Company (“the Company”), on June 27, 2007, management of the Company (“we”, “our”) began to extend offers to exit approximately 517 distribution route franchise agreements with independent contractors, which were substantially accepted as of July 13, 2007. Based on these acceptances, on July 19, 2007, we announced our plan to reorganize our direct store-door delivery (DSD) operations in the southeastern United States. Certain elements of this plan are conditional, pending consultation with union representatives at certain facilities. This DSD reorganization plan is intended to integrate our southeastern sales and distribution regions with the rest of our U.S. direct store-door operations, resulting in greater efficiency across our nationwide network. The plan is expected to result in the involuntary termination or relocation of approximately 300 employee positions. The Company began notifying affected employees on July 19, 2007. To complete this initiative, we currently expect to incur $75-$85 million of total project costs, principally consisting of cash expenditures for route franchise settlements and to a lesser extent, employee separation benefits. Based on acceptances received through June 30, 2007, we currently expect to recognize approximately $38 million of charges for route franchise settlements in our second quarter 2007 financial results. We currently expect to complete this reorganization by the end of 2007.
We view our continued spending on cost-reduction initiatives as part of our ongoing operating principles to reinvest earnings so as to provide greater visibility in meeting long-term growth targets. Initiatives undertaken must achieve at least a five-year expected pay-back target.
This Form 8-K contains forward-looking statements which use the words “expect” or “expected” or the phrase “currently expect.” Actual events or results may differ materially from those statements. For information about the factors that could cause such differences, please refer to our Annual Report on Form 10-K for the year ended December 30, 2006, including the information set forth under the caption “Forward-Looking Statements” or “Risk Factors.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KELLOGG COMPANY
Date: July 19, 2007	/s/ John A. Bryant
	Name:	John A. Bryant
	Title:	Executive Vice President, Chief Financial
Officer, Kellogg Company and President, Kellogg International